Registration Nos. 33-50049, 33-50049-01, 33-19226
     and 33-19226-01

     Filing under Rule 424(b)(3)

PRICING SUPPLEMENT NO. 1 DATED NOVEMBER 6, 1995
(To Prospectus dated October 3, 1995, as supplemented by Prospectus Supplements dated October 13, 1995 and November 1, 1995)

                        U S WEST CAPITAL FUNDING, INC.

                              MEDIUM-TERM NOTES

               DUE FROM NINE MONTHS OR MORE FROM DATE OF ISSUE

                 UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                 PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                                U S WEST, INC.
                             ____________________





Aggregate Principal Amount:  $        5,000,000

Settlement Date:             November 9, 1995

Maturity:                    November 11, 2002

Coupon:                                    6.50%


PURCHASE AS PRINCIPAL

      This Pricing Supplement relates to $5,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Morgan Stanley & Co. Incorporated ("Morgan Stanley") for resale to investors at varying prices relating to prevailing market prices at the time of resale as determined by Morgan Stanley. The net proceeds payable by Morgan Stanley to U S WEST Capital Funding, Inc. ("Capital Funding") will be 99.4% of the aggregate principal amount of the Notes, or $4,970,000, before deduction of expenses payable by Capital Funding. In connection with the sale of the Notes, Morgan Stanley may be deemed to have received compensation in the form of underwriting discounts in the amount of 0.6% of the aggregate principal amount of the Notes, or $30,000.